Exhibit 99.1

TransCode Therapeutics Announces 1-for-20 Reverse Stock Split

BOSTON, May 22, 2023 -- TransCode Therapeutics, Inc. (NASDAQ: RNAZ) (“TransCode” or the “Company”), the RNA Oncology Company™ committed to more effectively treating cancer using RNA therapeutics, today announced that its Board of Directors approved a 1-for-20 reverse stock split, to be effective 4:05 p.m. Eastern Time today, May 22, 2023. TransCode common stock is expected to begin trading on a split-adjusted basis on the Nasdaq Capital Market on Tuesday, May 23, 2023, under the current trading symbol, “RNAZ.” The reverse stock split was approved by TransCode’s stockholders on May 10, 2023, and is intended to increase the per share trading price of the Company's common stock to enable the Company to satisfy the minimum bid price requirement for continued listing on the Nasdaq Capital Market.

The 1-for-20 reverse stock split will automatically convert 20 current shares of TransCode’s common stock into one new share of common stock. No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who would otherwise hold a fractional share of TransCode’s common stock will receive a cash payment in lieu thereof at a price equal to that fraction of a share to which the stockholder would otherwise be entitled multiplied by the closing price of TransCode’s common stock on the Nasdaq Capital Market on May 22, 2023. The reverse split will reduce the number of shares of outstanding common stock from approximately 16,998,534 shares to approximately 849,926 shares. Proportional adjustments also will be made to the exercise prices of TransCode’s outstanding stock options and warrants, and to the number of shares issued and issuable under TransCode’s stock incentive plans.

Vstock Transfer LLC will act as the exchange agent for the reverse stock split. Stockholders of record are not required to take any action to receive post-split shares in book-entry. Stockholders owning shares through a bank, broker, custodian or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to the holding entity’s particular processes; such stockholders will not be required to take any action in connection with the reverse stock split. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of common stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee for more information.

In connection with the reverse stock split, the Company's CUSIP number will change to 89357L 204 as of 4:05 pm on Monday, May 22, 2023.

About TransCode Therapeutics

TransCode is an RNA oncology company created on the belief that cancer can be more effectively treated using RNA therapeutics. The Company has created a platform of drug candidates designed to target a variety of tumor types with the objective of significantly improving patient outcomes. The Company’s lead therapeutic candidate, TTX-MC138, is focused on treating metastatic cancer, which is believed to cause approximately 90% of all cancer deaths totaling over nine million per year worldwide. The Company believes that TTX-MC138 has the potential to produce regression without recurrence in a range of cancers, including breast, pancreatic, ovarian and colon cancer, glioblastomas and others. Two of the Company’s other drug candidates, TTX-siPDL1 and TTX-siLIN28B, focus on treating tumors by targeting PD-L1 and LIN28B, respectively. TransCode also has two indication-agnostic programs: TTX-RIGA, an RNA–based agonist of the retinoic acid-inducible gene I designed to activate an innate immune response in cancer; and TTX-CRISPR, a CRISPR/Cas9–based therapeutic platform for the repair or elimination of cancer-causing genes. TransCode is also developing TTX-mRNA, an mRNA-based platform for the development of cancer vaccines designed to activate cytotoxic immune responses against tumor cells.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate, including the Company’s expectations regarding the effect of the reverse stock split and its continued listing on Nasdaq. These and other risks and uncertainties are described more fully in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

For more information, please contact:

Alan Freidman, VP Investor Relations

Alan.freidman@transcodetherapeutics.com